UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 26, 2019

NiSource Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-16189	35-2108964
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

801 East 86th Avenue Merrillville, Indiana		46410
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (877) 647-5990

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.01 per share	NI	New York Stock Exchange

Depositary Shares, each representing a 1/1,000th ownership interest in a share of 6.50% Series B Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share, liquidation preference $25,000 per share and a 1/1,000th ownership interest in a share of Series B-1 Preferred Stock, par value $0.01 per share, liquidation preference $0.01 per share	NI PR B	New York Stock Exchange

Item 8.01.	Other Events.

Proposed Settlement of Third-Party Claims Related to the Greater Lawrence Incident

On July 26, 2019, NiSource Inc. (the “Company”), Columbia Gas of Massachusetts, a subsidiary of the Company (“Columbia of Massachusetts”), and NiSource Corporate Services Company, a subsidiary of the Company, entered into a term sheet with the class action plaintiffs under which they agreed to settle the class action claims in connection with the series of fires and explosions that occurred in Lawrence, Andover and North Andover, Massachusetts related to the delivery of natural gas by Columbia of Massachusetts on September 13, 2018 (the “Greater Lawrence Incident”).

Columbia of Massachusetts agreed to pay $143 million into a settlement fund to compensate the settlement class and the settlement class agreed to release Columbia of Massachusetts and affiliates from all claims arising out of or related to the Greater Lawrence Incident. The following claims are not covered under the proposed settlement because they are not part of the consolidated class action: (1) physical bodily injury and wrongful death; (2) insurance subrogation, whether equitable, contractual or otherwise; and (3) claims arising out of appliances that are subject to the Massachusetts Department of Public Utilities orders. Emotional distress and similar claims are covered under the proposed settlement unless they are secondary to a physical bodily injury. The settlement class is defined under the term sheet as all persons and businesses in the three municipalities of Lawrence, Andover and North Andover, Massachusetts, subject to certain limited exceptions. The proposed settlement is subject to negotiation and execution of a final settlement agreement, and preliminary and final court approvals.

At March 31, 2019, the Company estimated that total costs related to third-party claims resulting from the Greater Lawrence Incident would range from $961 million to $1,010 million, depending on the final outcome of ongoing reviews and the number, nature and value of third-party claims, and that total other incident-related costs would range from $360 million to $370 million, depending on the incurrence of future restoration work. Such amounts did not include certain costs as noted below.

For the quarter ended June 30, 2019, the Company expects to record a charge of approximately $103 million for costs related to the Greater Lawrence Incident, which includes the impact of the proposed settlement of the third-party claims described above. At June 30, 2019, the Company estimates that total costs related to third-party claims resulting from the incident will range from $994 million to $1,020 million, depending on the final outcome of ongoing reviews and the number, nature and value of third-party claims, and that total other incident-related costs will range from $430 million to $440 million, depending on the incurrence of future restoration work.

The foregoing amounts do not include costs of certain third-party claims that the Company is not able to estimate or the estimated capital cost of the pipeline replacement. Such amounts also do not include the total amount of any expenses associated with government investigations and fines, penalties or settlements with certain governmental authorities, including the Massachusetts Department of Public Utilities and other regulators that the Company may incur in connection with the Greater Lawrence Incident.

The Company will provide an update on the foregoing and other ongoing matters related to the Greater Lawrence Incident in connection with its release of earnings and quarterly report on Form 10-Q for the quarter ended June 30, 2019.

On July 29, 2019, NiSource issued a press release announcing the proposed settlement of the third-party claims described above. A copy of that press release is filed as an exhibit to this report and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

99.1	Press Release issued on July 29, 2019 by NiSource Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NISOURCE INC.

Date: July 29, 2019	By:	/s/ Donald E. Brown
Donald E. Brown
Executive Vice President and Chief Financial Officer